Exhbit 10.19

AMENDMENT NO. 5, dated as of December 20, 2007, to that Employment Agreement dated October 22, 2004 (the “Agreement”) by and between John Swider (the “Executive”) and AMERICAN MEDIA OPERATIONS, INC. (the “Company”).

Effective as of the date first written above, the Agreement is hereby amended as follows:

1.    Paragraph 4 of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Annual Bonus. With respect to each full fiscal year during Executive’s employment with the Company Executive shall be eligible to earn an annual discretionary Bonus (a “Bonus”) based on the financial performance of the Company (as measured by approved annual budgeted EBITDA) and Executive’s job performance. Such Bonus, if any, shall be between $0.00 and $175,000.00. Such Bonus, if any, shall be at the discretion of the Chairman/CEO and the Compensation Committee. Such Bonus, if any, shall be payable in a lump sum after the close of fiscal year and the Company’s 10-K has been filed (approximately 90 days after the close of the Company’s fiscal year), but in no event later than March 15 of the calendar year following the calendar year in which the fiscal year ends.

2.    Paragraph 6(A) of the Agreement, as amended, is hereby deleted and the following substituted therefore:

The Base salary through the date of termination, to be paid in accordance with the Company’s usual payment practices;

3.    Paragraph 6(B) of the Agreement, as amended, is hereby deleted and the following substituted therefore:

any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year; and a prorated portion of the current fiscal year Annual Bonus, if any, up to the date of termination of employment; in each case per the terms and conditions of the applicable bonus plan in place at the time of termination;

4.    Paragraph 6(C) of the Agreement, as amended, is hereby deleted and the following substituted therefore:

in accordance with the American Media, Inc. Expense Reimbursement and Reporting Policy, reimbursement for any unreimbursed business expenses properly incurred by Executive prior to the date of Executive’s termination; and

5.    Paragraph 6(E) of the Agreement, as amended, is hereby deleted and the following substituted therefore:

severance pay in the amount of $325,000.00 (Three Hundred Twenty Five Thousand Dollars and Zero Cents), if termination is for any reason other than Cause or Expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in twelve (12) equal monthly installments. Executive will be required to execute and return the Company’s form Separation and Release of Claims Agreement within 45 days after Executive’s termination of employment in order to be eligible to receive the severance pay described above. Payment of Executive’s severance shall commence no earlier than seven (7) working days after the Company receives the executed Separation and Release and no later than 90 days after the date of Executive’s separation from service (as defined in Section 1.409A-1(h) of the Treasury Regulations)(“Separation from Service”), the exact payment date to be determined by the Company in is sole discretion, provided that Executive timely executes and returns the Separation and Release and Claims Agreement and does not subsequently revoke such execution. For all purposes of Section 409A of the Internal Revenue Code (the “Code”) and the related regulations, Executive’s entitlement to severance pay pursuant to this Agreement shall be treated as an entitlement to a series of separate payments. To the extent permitted under Section 409A of the Code and related regulations, any such payments that are excluded from the definitions of “deferral of compensation” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations shall not be taken into account in determining the eligibility of the remaining severance payments for exclusion from the definition of “deferral of compensation” pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. “Cause” shall mean (i) Executive’s continued failure or refusal to substantially perform Executive’s duties hereunder for a period of 10 days following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty in the performance of Executive’s duties hereunder, (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (v) Executive’s breach of any provision of this agreement, including the attached addendum or (vi) breach of the terms of this Agreement, including, without limitation, failure to perform the Executive’s duties contemplated by this Agreement, insubordination, or violation Company policies and/or practices. Executive shall also receive a one-time additional severance payment in the amount of $117,000.00 (One Hundred Seventeen Thousand Dollars and Zero Cents), payable in a single sum within fine days of Executive’s termination of employment with the Company. Additionally, if Executive becomes physically or mentally incapacitated for a continuous period of 90 days, the Company has the right to terminate Executive’s employment without paying severance. For the purposes hereof, the term “physical or mental incapacity” means Executive’s inability to perform the principal duties as contemplated by this agreement.

6.    Paragraph 6 of the Agreement, as amended, is further amended by adding the following subparagraph (H) thereto:

Notwithstanding anything to the contrary herein, is any class of the Company’s common stock shall become publicly traded or if the Company becomes a member of a controlled group of companies whose stock is publicly traded and if Executive is a “specified employee” (as that term is defined in Section 1.409A(a)(2)(B)(i) of the Code and the related regulations) at the time of Executive’s Separation from Service, as determined by the Company in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder, no payment (excluding any payment that is exempt from Section 409A of the Code pursuant to Section 1.409A-1(b) of the Treasury Regulations) shall be made to Executive prior to six (6) months after his Separation from Service, provided that any such payments that would otherwise be made during he first six (6) months following Executive’s Separation from Service shall be paid in the seventh (7th) month following his Separation from Service.

7.     Paragraph 8 of the Agreement, as amended, is further amended by adding the following subparagraph (k) thereto:

Section 409A. All benefits and compensation payable pursuant to this Agreement are intended to be exempt from the definition of “nonqualified compensation plan” or “deferral of compensation” under Section 409A of the Code in accordance with one or more exemptions available under the Treasury Regulations promulgated under Section 409A. To the extent that any benefit or payment is or becomes subject to Section 409A, this Agreement is intended to comply with the requirements of Section 409A as applicable to such benefit or payment. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

8.    Paragraph 8 of Exhibit “A” to the Agreement, as amended, is hereby deleted and the following substituted therefore:

Executive agrees that during the term of his employment with AMI and for a period of six (6) months following Executive’s voluntary termination of employment or for the period of six (6) months following the Executive’s involuntary termination of employment he will not engage in any relationship, directly or indirectly, including but not limited to, advising, being compensated in any way by, being employed by, permitting his name to be associated with or used by, or consulting, with any Prohibited Business (as hereinafter defined) within the United States of America or Canada. For purposes of this Agreement “Prohibited Business” means any business which is in any way involved in the publishing, production, pre-press, marketing, racking or servicing of products similar to AMI, which includes, but is not limited to companies which provide pre-press services, in the United States of America or Canada. Executive acknowledges that the AMI’s products and services are marketed throughout the United States of America and Canada and that therefore a restriction to the geographic area of the United States of America and Canada is reasonable with regard to AMI’s business plans and the market for its products and services. In the event that the term of the Executive’s Employment Agreement expires and Executive becomes an employee at will under terms and conditions similar to those contained in his Employment Agreement, and if Executive’s employment is terminated, while Executive is an employee at will, Executive will additionally be bound by the terms of this paragraph for a period of six months following termination of employment, provided that AMI compensates Employee in the amount of $20,833.33 (Twenty Thousand Eight Hundred Thirty Three Dollars and Thirty-three Cents) per month (“Severance”) for the six-month non-competition period. Payment of Executive’s Severance shall commence no later than 90 days after the date of Executive’s separation from service (as defined in Section 1.409A-1(h) of the Treasury Regulations), the exact payment date to be determined by the Company in is sole discretion. For all purposes of Section 409A of the Internal Revenue Code (the “Code”) and the related regulations, Executive’s entitlement to Severance shall be treated as an entitlement to a series of separate payments. To the extent permitted under Section 409A of the Code and related regulations, any such payments that are excluded from the definitions of “deferral of compensation” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations shall not be taken into account in determining the eligibility of the remaining Severance payments for exclusion from the definition of “deferral of compensation” pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations. If Executive does not comply with the terms contained herein, AMI shall not be obligated to pay Executive Severance. AMI agrees to pay the greater of the Severance described above, or AMI’s Severance program in effect at the time of termination of employment during the six month non-competition period, provided, payment of Severance, whether under this Agreement or AMI’s Severance program, shall be at a time and under a schedule such that the substitution of one benefit for the other would not cause a acceleration of nonqualified deferred compensation in violation of Section 1.409A-3(j) of the Treasury Regulations or otherwise give rise to an additional tax under Section 409A of the Code.

Except as amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 5 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

By:	/s/David Pecker	1/18/08
Date

/s/John Swider		1/18/08
John Swider		Date